Exhibit 99.1

Updated Safety Analysis of Allos Therapeutics Phase 1/2 Study of PDX in Patients with Aggressive Lymphomas Demonstrates Decreased Incidence of Stomatitis with Vitamin Pre-Treatment and Weekly Dosing Schedule

WESTMINSTER, Colo., November 10 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced the presentation of updated safety results from its Phase 1/2 trial of PDX (pralatrexate) in patients with relapsed or refractory non-Hodgkin’s lymphoma (NHL) and Hodgkin’s disease. Owen O’Connor, M.D., Ph.D., Head of the Laboratory of Experimental Therapeutics for Lymphoproliferative Malignancies, Lymphoma and Development Chemotherapy Services, Memorial Sloan-Kettering Cancer Center (MSKCC) and the study’s principal investigator, presented the findings in a poster presentation today at the 2006 EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics.

Dr. O’Connor and colleagues reviewed safety data from the on-going Phase 1/2 trial, designed to determine the maximum tolerated dose (MTD), dose limiting toxicities and preliminary efficacy of PDX in patients with relapsed or refractory aggressive lymphomas. Patients initially enrolled in the study were treated with 135 mg/m2 of PDX administered without folic acid and vitamin B12 supplementation every other week. The protocol was amended in July 2004 to explore a weekly dosing schedule and the MTD was ultimately defined as 30 mg/m2 of PDX administered weekly for six weeks in a seven week cycle.  Results of the analysis indicate that a higher incidence of stomatitis was observed in patients with marked elevations in pre-treatment homocysteine (Hcy) and methylmalonic acid (MMA).  Comparatively little to no increase in stomatitis occurred in patients with Hcy and MMA less than 10 mM and 200 nM respectively.  Patients with elevated Hcy and MMA who developed stomatitis with PDX did not develop advanced grade stomatitis after normalization of their Hcy and MMA with folic acid and vitamin B12 supplementation.  Subsequent to this finding, all enrolled patients have received pre-treatment with vitamin supplementation of vitamin B12 and folic acid, and normalization of Hcy and MMA levels has mitigated the incidence of stomatitis.

“These findings illustrate the existence of chemical markers that seem to allow us to dose in a manner that prevents the occurrence of toxicities commonly associated with this class of agents,” said Dr. O’Connor.

PDX is currently the subject of a pivotal Phase 2, international, multi-center, open-label, single-arm study called PROPEL that will seek to enroll 100 evaluable patients with relapsed or refractory PTCL who have progressed after at least one prior treatment. The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. Dr. O’Connor is the international chair of this study. In August 2006, the Company announced that it reached agreement with the FDA under the Special Protocol Assessment process on the design of this pivotal Phase 2 trial. The Company currently anticipates that patient enrollment at approximately 35 centers in the U.S., Canada and Europe will be completed by the third quarter of 2008. In July 2006, the FDA awarded orphan drug designation to PDX for the treatment of patients with T-cell lymphoma.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihdrofolate reductase (DHFR), a folic acid (folate) dependent enzyme involved in the building of DNA and other processes. PDX was rationally designed for improved transport into tumor cells via the reduced folate carrier (RFC-1), and greater intracellular drug retention. These biochemical features, together with preclinical data in a variety of tumors, suggest that PDX has an enhanced potency and improved toxicity profile relative to methotrexate and other related DHFR inhibitors.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse and uncommon group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma, or about 6,700 patients annually. The average five year survival rate for PTCL patients is approximately 25%. There are currently no pharmaceutical agents approved for use in the treatment of relapsed or refractory PTCL.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer. The Company has two product candidates in late-stage clinical development: EFAPROXYN (efaproxiral), a radiation sensitizer currently under evaluation in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer, and PDX (pralatrexate), a novel, next generation antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma. The Company is also evaluating RH1, a targeted chemotherapeutic agent, in a Phase 1 trial in patients with advanced solid tumors. For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy of PDX for the treatment of patients with aggressive lymphomas, including PTCLs; the Company’s projected timeline for the completion of patient enrollment in the PROPEL trial; and other statements that are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that clinical trials may not demonstrate the safety and efficacy of PDX for the treatment of peripheral T-cell lymphoma; that the Company may experience difficulties or delays in its clinical trials, whether caused by adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that the Company may be unable to obtain the regulatory approvals necessary to conduct additional clinical trials; that data from preclinical studies and clinical trials may not necessarily be indicative of future clinical trial results; and the risk that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates. Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Contact:

Jennifer Neiman

Manager, Corporate Communications

720-540-5227

Cell: 303-478-3340

jneiman@allos.com

# # #